UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
December 31, 2008
AIRGAS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9344	56-0732648

(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)
259 North Radnor-Chester Road, Suite 100
Radnor, PA 19087-5283
(Address of principal executive offices)
Registrant’s telephone number, including area code: (610) 687-5253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     In connection with Internal Revenue Code Section 409A and the related Internal Revenue Service regulations adopted thereunder (collectively, “Section 409A”), Airgas, Inc.(the “Company”) entered into individual Amended and Restated Change of Control Agreements (“COC Agreements”) with 10 of its executive officers and one additional officer (“Officers”), effective December 31, 2008, and executed an Amended and Restated Severance Agreement with Peter McCausland, the Company’s Chief Executive Officer, effective December 31, 2008.
     The COC Agreements reflect certain changes to comply with Section 409A, including providing that any amount payable under the COC Agreements will be delayed for a six-month period following the individual’s termination of employment if the individual is deemed to be a “specified employee” (within the meaning of Section 409A) at the time of his or her termination of employment. In addition, the COC Agreements were amended in a manner intended to allow the Company to continue to deduct bonuses paid under the Company’s executive bonus plan in accordance with Internal Revenue Code Section 162(m). In order to comply with Section 162(m), the COC Agreements were amended to provide that under certain conditions Officers would be eligible to receive cash payments equal to twice the sum of the Officer’s annual base salary and the bonus last paid to the Officer before the change of control. Prior to the amendment, the Officers would have been eligible to receive cash amounts equal to twice the sum of the Officer’s annual base salary and the annual bonus target for the year in which the change of control occurred.
     The Severance Agreement reflects certain changes to comply with Section 409A, including providing that any amount payable under the Severance Agreement will be delayed for a six-month period following Mr. McCausland’s termination of employment. In addition, the Severance Agreement was amended to clarify the provision regarding the acceleration of vesting and continued exercisability of stock options held by Mr. McCausland on termination of employment and to provide for the vesting of restricted stock (which was not issuable under the Company’s equity incentive plan at the time that the original severance agreement was entered into) held by Mr. McCausland on termination. Neither Mr. McCausland nor any of the Officers currently holds any restricted stock.
     Except as described above, the benefits and terms of the COC Agreements and the Severance Agreement are substantially the same as the benefits and terms of the original agreements.
     The foregoing descriptions of the COC Agreements and the Severance Agreement do not purport to be complete and are qualified in their entirety by reference to the full texts of the COC Agreements and of the Severance Agreement attached hereto as Exhibits 10.1 and 102.
Item 9.01 Financial Statements and Exhibits.
(a) None
(b) None
(c) None

(d) Exhibits
     10.1 Change of Control Agreement between Airgas, Inc. and Michael L. Molinini dated December 31, 2008. Nine other executive officers and one additional officer are parties to identical agreements.
     10.2 Severance Agreement between Airgas, Inc. and Peter McCausland dated December 31, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRGAS, INC. (Registrant)
Date: January 7, 2009	By:	/s/ Thomas M. Smyth
Thomas M. Smyth
Vice President and Controller

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